Exhibit 99.1

For Immediate Release

United Therapeutics Corporation Announces $1 Billion Accelerated Share Repurchase Program

Repurchase reflects the strength of United Therapeutics’ balance sheet and confidence in its near-term prospects

SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., March 25, 2024: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced that its Board of Directors has authorized the company to purchase up to $1 billion of United Therapeutics’ common stock. This program builds on United Therapeutics’ planned $400 million paydown of its revolving credit facility in 2024, of which $100 million was paid down during the first quarter of 2024.

To enact the program, United Therapeutics today will enter into an Accelerated Share Repurchase (ASR) agreement with Citibank, N.A. (Citi) to repurchase $1 billion of the company’s common stock.

“We’re in a unique position with a solid, growing, and profitable cash-generating business along with the potential to revolutionize the way end-stage organ disease is treated through an unlimited supply of tolerable, transplantable organs,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “Having learned a great deal through the construction and commissioning of the world’s first clinical-scale designated pathogen-free facility to support our xenotransplantation efforts, we are confident in our ability to fund future facilities while balancing prudent capital allocation for all of our stakeholders. The current valuation of United Therapeutics’ stock makes repurchases of UTHR shares a solid investment and represents a chance to enhance long-term shareholder value.”

Under the terms of the ASR agreement, on March 27, 2024, United Therapeutics will make an aggregate upfront payment of $1 billion to Citi and will receive an initial delivery of shares representing approximately 80% of the total shares that would be repurchased under the ASR agreement measured based on the closing stock price of UTHR’s common stock on March 25, 2024. The final number of shares that United Therapeutics will ultimately repurchase pursuant to the ASR agreement will be based on the average of the daily volume-weighted average price per share of United Therapeutics’ common stock during the term of the ASR, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR agreement. At final settlement of the ASR agreement, United Therapeutics may be entitled to receive additional shares of United Therapeutics’ common stock, or, under certain limited circumstances, be required to make cash payment to Citi or, if United Therapeutics elects, deliver shares to Citi. The final settlement of the ASR is expected to be completed in the second quarter of 2024 with respect to $300 million of the ASR and in the third quarter of 2024 with respect to $700 million of the ASR. As of February 14, 2024, United Therapeutics had approximately 47.1 million shares outstanding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

United Therapeutics: Enabling Inspiration

At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun; we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.

You can learn more about what it means to be a PBC here: unither.com/pbc.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to our confidence in our near-term prospects; the amount of our planned paydown of our revolving credit facility; the growth of our business; our potential to revolutionize the way end-stage organ disease is treated; our ability to fund future facilities; the benefits of the share repurchase to shareholders; our plan to enter into an ASR agreement; the number of shares to be repurchased under the ASR agreement; the timing and manner of the final settlement under the ASR agreement; and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of March 25, 2024, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.

For Further Information Contact:

Dewey Steadman at (202) 919-4097

https://ir.unither.com/contact-ir/

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